SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]       Filed by a party other than the
                                  Registrant [ ]

Check the appropriate box:
[x] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

WEIRTON STEEL CORPORATION
----------------------------------------------
(Name of Registrant as Specified in its Charter)


----------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box):
[x] No fee required.

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     filing by registration statement number, or the form or
     schedule and the date of its filing.
     (1)  Amount previously paid:
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                                                     PRELIMINARY
                                       WEIRTON STEEL CORPORATION
                                           400 THREE SPRINGS DRIVE
                                             WEIRTON, WV  26062

                                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                           To Be Held May 21, 1997
Dear Stockholder:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Weirton Steel Corporation, a Delaware corporation (the "Company"), will be held at St. John Arena, 3151 Johnson Road, Steubenville, Ohio, on Wednesday, May 21, 1997, at 7:00 P.M., Eastern Daylight Time, for the following purposes:

         1. To elect four directors for a three-year term and until their successors have been elected and qualified;

         2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1997;

         3. To approve a proposal amending Article FIFTH of the Company's Restated Certificate of Incorporation to change the qualification requirements for service as a director; and

         4. To consider and act upon any other matters which properly may come before the meeting or any adjournment thereof.

         In accordance with the provisions of the By-Laws, the Board of Directors has fixed the close of business on March 24, 1997, as the date for the determination of the holders of record of stock entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting. The list will be available at the Company's office, 400 Three Springs Drive,
Weirton, West Virginia, during ordinary business hours.

         Your attention is directed to the accompanying Proxy
Statement.

         Stockholders who do not expect to attend the meeting in person are requested to sign, date and mail the enclosed Proxy as promptly as possible in the enclosed stamped envelope.

                                          By Order of the Board of Directors,

                                          WILLIAM R. KIEFER,
                                          Secretary
Weirton, West Virginia
April  __, 1997



                                                       PRELIMINARY
                                          WEIRTON STEEL CORPORATION
                                           400 THREE SPRINGS DRIVE
                                             WEIRTON, WV  26062
                                               ______________

                                               PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Weirton Steel Corporation, a Delaware corporation (the "Company"), of proxies for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 21, 1997, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are being mailed on or after April __, 1997 to stockholders of record as of March 24, 1997.

         If the enclosed proxy is executed, dated and returned, it nevertheless may be revoked at any time before it has been voted by
(i) a later dated, properly executed proxy, or (ii) a vote in person at the Annual Meeting. If not revoked and no contrary instructions are specified, or no specific instructions are otherwise given, all shares covered by a properly signed, dated and returned proxy will be voted by the persons appointed therein:

    FOR the election of four directors;

    FOR the ratification of independent accountants; and

    FOR a proposal seeking to amend Article FIFTH of the Company's Restated Certificate of Incorporation to change the qualification requirements for service as a director,

all as specified in this Proxy Statement. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting.

         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 has been mailed to stockholders prior to or with the mailing of this Proxy Statement.

         All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company.

         Directors, officers and regular employees of the Company may solicit proxies from stockholders. The Company reimburses brokerage firms, fiduciaries, custodians and other nominees holding stock in their name or custody, for their expenses in forwarding proxy materials to beneficial owners and seeking instructions regarding proxies.



                         OUTSTANDING VOTING STOCK

         Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and Convertible Voting Preferred Stock, Series A, par value $.10 per share (the "Convertible Preferred Stock"), at the close of business on March 24, 1997 (the "Record Date") are entitled to vote on matters to be presented at the Annual Meeting. On the Record Date, 42,760,202 shares of Common Stock and 1,742,784 shares of Convertible Preferred Stock were outstanding and entitled to vote. The holders of the Convertible Preferred Stock and the holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Convertible Preferred Stock is entitled to ten votes and each share of Common Stock is entitled to one vote.

         Common Stock allocated to the accounts of participants in the Company's 1984 Employee Stock Ownership Plan (the "1984 ESOP") and Convertible Preferred Stock allocated to the accounts of participants in the Company's 1989 Employee Stock Ownership Plan
(the "1989 ESOP") will be voted by the holder of record, United
National Bank, as trustee, as directed by participants and in accordance with the terms of the applicable ESOP.


                       QUORUM REQUIREMENTS

         In order to transact business at the Annual Meeting, there must be present, in person or by proxy, at least a majority of the total votes of the outstanding shares of Common Stock and Convertible Preferred Stock, without regard to any shares of stock whose voting power is restricted under Article Eleventh of the Company's Restated Certificate of Incorporation (the "Charter"), which deals with certain significant holders. At this time, the Board of Directors is aware of one holder who would be considered restricted under the Charter. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.


                      ELECTION OF DIRECTORS

           The Charter provides for a Board of Directors consisting of 14 persons. It requires that seven directors ("Independent Directors") cannot be, nor ever have been, employees of the Company, nor can they have served as an advisor or consultant to the Company or to the Independent Steelworkers Union (the "ISU"), nor have been affiliated with such an advisor or consultant, for a period of two years prior to election as an Independent Director.
The Charter provides that one director ("ESOP Director"), who must have the qualifications of an Independent Director, is to be nominated by an ESOP Nominating Committee, which Committee is elected by the 1984 ESOP and 1989 ESOP participants. The Charter provides that three directors ("Management Directors") must consist of the Chief Executive Officer and two Company employees designated by the Chief Executive Officer. The Charter provides that three directors ("Union Directors") must consist of the President of the primary collective bargaining agent for the represented employees of the Company (currently the ISU) and two persons designated by the primary collective bargaining agent.

         The Charter also provides for the Board of Directors to be divided into three classes, designated as Class I, Class II and Class III. Each class serves a three-year term, and the term of one class expires at each year's annual meeting of stockholders. The terms of the Class I, Class II and Class III Directors expire at the Annual Meetings of stockholders in 1997, 1998, and 1999, respectively. The four Class I Directors, who will serve for a term of three years, will be elected at this Annual Meeting.

         The Board of Directors intends to present for action at the Annual Meeting the election of the following Class I directors, to serve for a term of three years, and until their successors are elected and qualified: Richard K. Riederer, Management Director; and Michael Bozic, Richard R. Burt, and Thomas R. Sturges, Independent Directors.

         Unless authority to vote for any one or more of the Class I director nominees is withheld as indicated on the enclosed proxy, the shares represented by the enclosed proxy will be voted FOR such persons.

         The nominees receiving a plurality vote among the total votes properly cast at the Annual Meeting, in person or by proxy, and who are qualified under the Charter will be elected as directors.

         The following table sets forth the name, age (as of March 15, 1997) and principal occupation for at least the last five years of each nominee for director of the Company and of the remaining directors who are not standing for election at the Annual Meeting.

Name             Principal Occupation                   Director Since

Class I Directors:  Nominees to Serve in Office until 2000

Richard K. Riederer                                        1993
Age 53 (1)         President and Chief Executive Officer of the
                   Company since November 1995; President and Chief
                   Operating Officer since January 1995; Executive
                   Vice President-Finance and Chief Financial
                   Officer of the Company from September 1994
                   to January 1995; Vice President and Chief
                   Financial Officer of the Company from
                   January 1989 to September 1994; employee of the
                   Company since 1989; Director of Portico
                   Funds.



Name             Principal Occupation                      Director Since

Michael Bozic                                             1994
Age 56 (3)         Chairman, Chief Executive Officer and Director
                   of Levitz Furniture Corporation since 1995;
                   former President and Chief Executive Officer and
                   Director of Hills Stores Company 1991 through
                   1995; Director of EagleMark Financial Services,
                   Inc., Dean Witter InterCapital, Inc. and United
                   Negro College Fund.


Richard R. Burt                                           1996
Age 50 (3)         Chairman of the Board of the Company since
                   April 1, 1996; Chairman of International Equity
                   Partners, LLP, an international financial
                   services firm since 1994; Partner, McKinsey and
                   Company from 1991 to 1994; Chief Negotiator for
                   the United States in the Strategic Arms
                   Reduction Talks (START) from 1989 to 1991;
                   Director of the Lauder Institute of the Wharton
                   School of Business, Hollinger International,
                   Inc., and The Mitchell Hutchin Funds managed by
                   PaineWebber, Inc.; Chairman of the Board of
                   Video Lottery Technologies, Inc.; Member of the
                   International Advisory Council of the Bank of
                   Montreal.


Thomas R. Sturges                                          1986
Age 52  (3)        Executive Vice President of The Harding
                   Group Inc., an investment firm, since February
                   1990.


Class II Directors:  To Continue in Office Until 1998

Joseph J. Nowak                                            1995
Age 65 (4)         Director of Penn Power Company. Vice-President
                   of Armco, Inc., a specialty steel producer, from
                   1992 to 1993; Executive Vice President of
                   Cyclops Corporation, a specialty steel producer,
                   from 1988 to 1992.


Robert S. Reitman                                          1995
Age 63 (3)          Chairman, President, Chief Executive Officer
                    and Director of The Tranzonic Companies, a
                    manufacturer of paper and plastic products
                    principally for industrial/institutional use;
                    Director of Key Bank, N.A.




Name             Principal Occupation                      Director Since

Richard F. Schubert                                         1983
Age 60 (3)         Former President, Bethlehem Steel Corporation,
                   American Red Cross, and The Points of Light
                   Foundation; Former Deputy Secretary of Labor;
                   Chairman of BioRelease, Inc., a biotechnology
                   firm; Director of National Alliance of Business
                   and Management Training Corporation.

David I.J. Wang                                            1992
Age 64 (3)         Director of U.G.I. Corporation, Amerigas, Inc.
                   and several privately held companies; Chairman
                   of Advisory Board of George Washington
                   University; Trustee, Eisenhower Exchange
                   Fellowship; Executive Vice President and
                   Director of International Paper Co. from 1987 to
                   1991.


Ronald C. Whitaker                                        1995
Age 49 (3)         President and Chief Executive Officer of
                   Johnson Worldwide Associates, a sporting goods
                   manufacturer since October 1996; former
                   President and Chief Executive Officer of EWI,
                   Inc. from 1995 to October 1996; former Chairman,
                   President and Chief Executive Officer of Colt's
                   Manufacturing Company from 1992 to 1995;
                   President of Wheelabrator Corporation from 1988
                   to 1992.


Class III Directors:  To Continue in Office until 1999

James B. Bruhn                                            1990
Age 56 (1)        Executive Vice President-Commercial of the
                  Company since 1994; Vice President-Tin Mill
                  Products Business from 1992 to 1994; Vice
                  President-Tin Mill Products Sales from 1987 to
                  1992; employee of the Company since 1987.

Craig T. Costello                                         1996
Age 49 (1)        Executive Vice President-Manufacturing of the
                  Company since 1995; Vice President-Operations
                  October 1993 to 1995; General Manager-
                  Operations 1989 to 1993; employee of the Company
                  since 1966.

Robert J. D'Anniballe, Jr.                                1990
Age 40 (2)        Partner in Alpert, D'Anniballe & Visnic,
                  attorneys; General Counsel to the ISU.


Name             Principal Occupation                      Director Since

Mark G. Glyptis                                              1991
Age 45 (2)        President of the ISU since August 1991;  employee
                  of the Company since 1973.



Phillip A. Karber                                            1992
Age 50 (2)        Chairman of the Board of Directors of JFK
                  International Air Terminal, New York, New York
                  commencing January 1997; Corporate Vice President
                  of BDM International, Inc., 1989 to 1996;
                  previously served as the Strategic Advisor to the
                  Secretary of Defense, Casper Weinberger; Director
                  of Embryon Capital, a privately held venture
                  capital investment firm specializing in Internet
                  communications located in Bethesda, Maryland;
                  Director, German American Business Association;
                  Washington, D.C. Metropolitan Area Y.M.C.A.;
                  Advisory Board, Mosher Institute, Texas A&M
                  University.
_________________________

(1)      Management Director
(2)      Union Director
(3)      Independent Director
(4)      ESOP Director

          RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, independent accountants, as auditors of the Company for the fiscal year ending December 31, 1997, subject to ratification by the stockholders. Such firm has audited the Company's accounts since 1984. The Company is informed that no member of Arthur Andersen LLP has any direct or any material indirect financial interest in the Company. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting where they will have an opportunity to address the meeting, if they so desire, and to respond to appropriate questions.

         The affirmative majority of the total votes cast at the Annual Meeting will be sufficient to ratify the appointment of the independent accountants.

         If the appointment of Arthur Andersen LLP is not ratified by the stockholders, the Audit Committee will reconsider its recommendation.



                 PROPOSAL TO AMEND ARTICLE FIFTH OF
                    THE CHARTER TO CHANGE THE AGE
                 QUALIFICATIONS LIMITATION FOR DIRECTORS

         The Board of Directors has adopted and is recommending to stockholders for their approval an amendment to Article FIFTH of the Charter increasing the age limitation to 68 for qualification to serve as a director. The current limitation, adopted in 1994 and contained in Article FIFTH, provides that no director will be eligible to serve for any term which commences after his or her 65th birthday. Because the Company's Board is divided into three classes with directors serving three year terms, the current limitation, depending upon a particular director's age, effectively functions to allow directors to serve as long as until approximately age 68.

         The proposed change results from the submission of a stockholder proposal to the Company and subsequent discussions between the proponents of such proposal and Company representatives. The proponents, from their involvement with the ESOP Nominating Committee charged with selecting candidates to serve as ESOP Directors, indicated, particularly in the case of the ESOP Director where there was a need to obtain experienced candidates with availability of time to devote to the position, that the age 65 limitation was operating to exclude from consideration retired or semi-retired individuals who otherwise would have been qualified for service.

         The Board of Directors recognizes that it is important to provide for a sufficient pool of director talent. However, the Board is also mindful of the fact that, in recent years, the trend of most large enterprises has been to establish written policies of retirement ages for directors. Thus, in the 1994 survey of the Fortune 1000 companies conducted by Korn Ferry international, 80% of the respondents reported that they had a mandatory retirement age for directors, up from 76% in the prior year. In the European community, director retirement ages are usually mandated by law.

         The Board further believes that the appropriateness of any specific retirement age depends on the circumstances of the enterprise involved and may be the fair subject of debate. In the case of the Company, the age chosen in 1994 was intended to allow for long-term service continuity, but also to provide for planned, orderly succession on the Board. Based on additional review since that time of retirement ages in effect at other businesses, it appears that a somewhat later age than that adopted by the Company remains common. As a result, while the Board continues to believe it is important to maintain an effective age for retirement from service for directors, the Board has determined it is in the best interests of the Company and its stockholders to enlarge the potential pool of candidates by making a small increase in the age from 65 to 68. Accordingly, in the manner in which the qualification requirement works, no director will be eligible to serve as a director for a term of office which commences after the director's 68th birthday. Therefore, under the proposed amendment to the Charter, depending on a particular director's age at the conclusion of an expiring term, directors effectively may remain in office up to approximately age 71.

         The proposed Charter amendment has been approved by the Board of Directors and is being submitted to stockholders with the recommendation of the Board for its approval at the Annual Meeting.
In order for the proposed amendment to be adopted, it will require for passage the affirmative vote of not less than 80% of the Company's voting power entitled to vote thereon.

The Board recommends a vote FOR this proposal.


                           OTHER BUSINESS

         The Board of Directors is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy
Statement.


  THE BOARD OF DIRECTORS: COMMITTEES, MEETINGS AND COMPENSATION

Audit Committee
---------------
         The Board's Audit Committee is currently composed of Messrs. Sturges (Chairman), Burt, D'Anniballe, Wang and Whitaker. The
Audit Committee reviews, at least annually, the services performed and to be performed by the Company's independent accountants and the fees charged for their services, and, in connection therewith, considers the effect of those fees on the independence of such accountants. The Audit Committee also discusses with the Company's independent accountants and management the Company's accounting policies and reporting practices, including the impact of alternative accounting policies. The Audit Committee also reviews with the Company's internal audit department the scope and results of internal auditing procedures and the adequacy of accounting and financial systems and internal controls. The Audit Committee may authorize the Company's independent accountants to perform special investigations or supplemental reviews as deemed desirable. The Audit Committee held three meetings during 1996.


Management Development and Compensation Committee
-------------------------------------------------
         The Board's Management Development and Compensation Committee is currently composed of Messrs. Bozic (Chairman), Nowak, Reitman, Schubert and Whitaker. A report of the Management Development and Compensation Committee concerning its policies and their applications is set forth in this Proxy Statement under "Report of the Management Development and Compensation Committee on Executive Compensation". The Management Development and Compensation
Committee held four meetings in 1996.

Nominating Committee
--------------------
         The Nominating Committee is currently composed of Messrs. Reitman (Chairman), Glyptis, Nowak, Riederer and Whitaker. The Company's By-Laws provide for a Nominating Committee of the Board of Directors which identifies and recommends to the Board of Directors candidates to be nominated as Independent Directors. The Nominating Committee held one meeting in 1996.

Corporate Responsibility Committee
----------------------------------
         The Corporate Responsibility Committee is currently composed of Messrs. Schubert (Chairman), Bruhn, Burt, D'Anniballe, Glyptis, Karber, Nowak and Sturges. The Corporate Responsibility Committee advises management of the Company concerning matters of public and internal policy with regard to such matters as governmental and regulatory affairs, safety and health of employees, charitable contributions and ethics, and recommends, for action by the full Board, policies concerning such matters where appropriate. The Corporate Responsibility Committee held three meetings in 1996.


Finance and Strategic Planning Committee
----------------------------------------
         The Finance and Strategic Planning Committee is currently composed of Messrs. Wang (Chairman), Bozic, Bruhn, Burt, Costello, Glyptis, Karber, Nowak and Reitman. The Committee reviews and confers with management on the following subject matters in the finance function: (i) the Company's projected financial condition and financial plans; (ii) the Company's financial policies, including dividend recommendations; (iii) the management and performance of the Company's employee benefit funds; and (iv) the Company's policies and practices on financial risk management.

         In the strategic planning area, the Committee assists management in the development of a viable strategic plan including the following: (i) projections of the market and competitive environment; (ii) assessment of the Company's core strengths and weaknesses; (iii) identification of key opportunities and threats; and (iv) articulation of the Company's long-range direction, including action plans addressing both the core business and growth opportunities. The Finance and Strategic Planning Committee held two meetings in 1996.


Meetings and Attendance
-----------------------
         The Board of Directors held six regular meetings in 1996. All directors who served during 1996 attended at least 75% of the aggregate of the meetings of the Board of Directors and Board committees occurring while they served in 1996.


Directors' Compensation
-----------------------
         Directors who are not officers or employees of the Company receive an annual retainer of $15,000, payable monthly, and a meeting fee of $800 for each meeting of the Board of Directors attended, together with a meeting fee of $700 for each meeting of a committee of the Board of Directors attended. The Chairman of the Board of Directors serves as a non-executive Chairman, devoting substantial time to this position and receives an annual retainer of $120,000, payable quarterly, but does not receive additional fees for attendance at meetings of the Board or its Committees. Directors who are officers or other employees of the Company do not receive a retainer or meeting fees. All directors who are not officers or other employees of the Company are eligible to participate in the Deferred Compensation Plan for Directors. The Plan permits participants to defer part or all of their directors' fees for a specified year. Amounts representing deferred fees are used to purchase shares of the Company's Common Stock at 90% of the market price of the Common Stock on the first or last trading day of the year, whichever is lower. The shares are held in trust until distributed to the respective participants in accordance with their election.



  REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                       ON EXECUTIVE COMPENSATION


         The Management Development and Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for determining the compensation of the executives. Set forth below are the factors and criteria used by the Compensation
Committee in establishing that compensation.

Compensation of All Executives.
------------------------------
         In order to maximize corporate performance, the Company must be able to attract, motivate and retain persons of outstanding talent and ability who will make a substantial contribution to the growth and success of the Company. The Compensation Committee endeavors to reach this goal by providing executives with competitive programs of salary and incentive compensation. The Compensation Committee also endeavors to provide an executive compensation package that recognizes individual contributions as well as corporate results.

         In the Compensation Committee's establishment of the Company's compensation structure, it reviews in detail the compensation of the individuals whose compensation is detailed in this Proxy
Statement, and sets policies for and reviews in general the compensation of the officers of the corporation and other members of senior management covered by performance incentive plans. These reviews are designed to ensure a consistent application of the compensation programs for all executives.

         The Compensation Committee reviews the total compensation package for the Company's executives. The total compensation package consists of two basic elements--annual compensation and long-term incentive compensation. In establishing the executive compensation package, the Compensation Committee looks to the competitive marketplace for executive talent, with specific comparative reference to executives in similar positions in the domestic steel industry, specifically considering the nine member peer group utilized in the discussion of "Common Stock Performance" herein, and manufacturing companies generally. Information regarding corporate compensation levels is provided to the Compensation Committee by consultants engaged in management compensation and the Compensation Committee considers recommendations of consultants in establishing compensation policies. The Compensation Committee seeks to place executive base salaries initially in the lower to middle range on the comparative scale of base salaries of executives in comparable positions, with the Company's performance awards similarly placed. For each executive's total compensation package, the Compensation Committee intends to provide a level of compensation that, in a comparison with other companies, is in the middle range depending upon performance.

Annual Compensation.
-------------------
         Base salary of an executive is determined subjectively, but in comparison with executive salaries as set forth in the preceding paragraph.

         For 1995, the Company utilized a Performance Incentive Plan ("PIP") including the Named Executive Officers to measure and reward the financial and individual performance of participants, measured against preestablished goals, on an annual basis.
Incentive payments were paid in cash in the second quarter of 1996 for 1995 performances and are reflected in the Summary Compensation Table set forth under "Executive Compensation." Participants in the PIP did not participate in the Company-wide Profit Sharing Plan ("Profit Sharing Plan") for 1995. Due mainly to the focus of the PIP on short-term financial goals and the judgment of the Compensation Committee that a long-term incentive plan was needed instead, the PIP was not continued for 1996. As a result, if a replacement plan for the PIP is not adopted and implemented, annual compensation for executives will depend primarily on salary and bonus, either pursuant to individual awards or contracts or from the Profit Sharing Plan. For senior managers who participate in the Company's non-qualified Supplemental Executive Retirement Plans (the "SERPs"), annual value is received by participants through payments made to fund retirement benefits and to provide for the payment of applicable income taxes.


Long-term Incentive Compensation.
--------------------------------
         In order to change the short-term focus of the PIP, the Compensation Committee has been considering and is in the process of further developing a three year long-term incentive plan ("LTI Plan"). The LTI Plan would be expected to include the Chief Executive Officer, the other Named Executive Officers and a number of other management personnel. The LTI Plan would provide primarily cash-based remuneration based on achieving a combination of individual and Company-wide goals over a multi-year period. Annual accruals of benefits would be made from year to year depending on comparisons with a base period, but, in general, the vesting and entitlement to benefits would not become due until after a final measurement period. In order to align the interests of managers participating in an LTI Plan with other employees in the Profit Sharing Plan, the Committee anticipates that payments of LTI Plan benefits would be timed in coordination with payments under the Profit Sharing Plan, such that LTI Plan benefits would not be paid if Profit Sharing Plan payments were not being paid.

         Long-term incentive compensation for Company executives has also consisted of awards of stock options under the Company's 1987 Stock Option Plan (the "1987 Option Plan"). In 1996, the Compensation Committee granted two officers options to purchase an aggregate of 47,000 shares of Common Stock at an exercise price of $2.50 per share, the market price on the date of a grant. Stock option awards are designed to promote stock ownership by executives, encourage them to remain in the employ of the Company and provide a greater community of interest between key employees as stockholders and stockholders in general through gains in stock price over an extended period of time. Shares available for option grants under the 1987 Option Plan have been substantially exhausted, and the plan is due to expire in June, 1997. As a result, unless current options lapse without exercise prior to the expiration of the 1987 Option Plan, or the Company adopts another option-based plan, the Company will not be able to make option grants in the near future. Options granted under the 1987 Option Plan will remain outstanding according to their respective option agreements. Furthermore, the Charter, in limiting the Company's number of authorized shares of Common Stock, may make it impractical to adopt a new option-based plan without further action by the stockholders. The Committee intends to continue to review these and a number of other option-related issues as part of the long-term compensation element for remunerating executives.

Compensation of Chief Executive Officer.
---------------------------------------
         In November 1995, the Board of Directors elected Mr. Riederer President and Chief Executive Officer of the Company. Mr. Riederer entered into an employment agreement with the Company providing for the following significant items: (i) an annual base compensation of $375,000; (ii) a severance payment of two times the base compensation in the event that his employment agreement is terminated by the Company without cause or in the event of a change in control in the Board of Directors of the Company; (iii) his continued participation in any incentive plan; (iv) his receipt of life insurance benefits in excess of those provided pursuant to the Company's basic program of insurance for its employees; and (v) receipt of contributions to the SERPs in excess of those provided to other participants in those Plans.


Limitation on Deductibility of Executive Compensation.
-----------------------------------------------------
[TO BE UPDATED IN DEFINITIVE PROXY MATERIALS]



                 Management Development and Compensation Committee

                                  Michael Bozic, Chairman
                                  Joseph J. Nowak
                                  Robert S. Reitman
                                  Richard F. Schubert
                                  Ronald C. Whitaker



                   COMMON STOCK PERFORMANCE

         The following graph compares the cumulative return of an assumed investment of $100 in the Company's Common Stock over the periods presented with the cumulative return on an equal investment over the same periods in a market capitalization weighted index comprising the Company's peer group. This group of companies is composed of the other nine companies that, when combined with the Company, represent (in terms of net tonnage shipped) the ten largest, publicly traded domestic integrated steelmakers, namely:
U.S. Steel Group of USX Corporation, Bethlehem Steel Corporation, LTV Corporation, National Steel Corporation, Inland Steel Industries, Inc., AK Steel Holding Corporation, Rouge Steel Company, WHX Corporation and Geneva Steel Company. The calculated return assumes the reinvestment of all dividends. The data used to construct the peer group includes the performance of National Steel Corporation and LTV Corporation since 1993, and AK Steel Holding Corporation and Rouge Steel Company since 1994, as public trading did not commence in the common stocks of these companies until such respective dates. The graph also compares an equal investment over the same periods in the S&P 500.


Year    Company      Peer Group     S&P 500
----    -------    --------------   -------
1991    100.00       100.00          100.00
1992    107.14       113.55          107.62
1993    182.14       149.66          118.46
1994    257.14       144.92          120.03
1995    117.86       121.23          165.13
1996    100.00       107.81          203.05



   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, as of March 15, 1997, the only persons (including any group of persons) who, to the knowledge of the Company, may be deemed to be the beneficial owners of more than 5% of the Company's Common or Convertible Preferred Stock as of that date. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the power to vote or direct the voting or who has investment power over the security, which includes the power to dispose of or direct the disposition of the security.

                                             Common Stock
                                         Share
Name and address of beneficial owner     Amount  Percent of class
------------------------------------     ------  ----------------
United National Bank,                   10,930,906(1)      25.8%
as Trustee under the 1984 ESOP
1501 Market Street
Wheeling, WV 26003


Wellington Management Company             3,719,500(2)       8.8%
75 State Street
Boston, MA   02109

                                           Convertible Preferred Stock
                                         Share
Name and address of beneficial owner     Amount  Percent of class
------------------------------------     ------  ----------------
United National Bank,                    1,742,784(3)       96.8%
as Trustee under the 1989 ESOP
1501 Market Street
Wheeling, WV  26003

(1) All shares have been allocated to the accounts of participants in the 1984 ESOP consisting of approximately 6,781 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.

(2) The Company has received a copy of a Schedule 13-G filed with the SEC by Wellington Management Company ("Wellington") indicating that, at January 24, 1997, Wellington had investment discretion over 3,719,500 shares of Common Stock.

(3) Includes 1,706,363 shares allocated to the accounts of participants in the 1989 ESOP consisting of approximately 7,502 employees and former employees of the Company. Participants generally have full voting but limited dispositive power over securities allocated to their accounts.


         The following table sets forth, as of March 15, 1997, the total number of shares of Company Common Stock owned beneficially by each nominee for director, director, the Named Executive Officers (as hereinafter defined) and all directors and officers of the Company as a group. Included are those shares of Common Stock, if any, allocated under the 1984 ESOP. The table also sets forth the number of shares of Convertible Preferred Stock, if any, allocated under the 1989 ESOP through the latest allocation date (December 31, 1996), and the percentage of outstanding Common and Convertible Preferred Stock represented thereby. Unless otherwise indicated, and except for shares allocated to the accounts of employees under the terms of the 1984 ESOP and 1989 ESOP, each beneficial owner has full voting and investment power over the shares shown in the table.

                                                 Convertible
                         Common Stock             Preferred Stock
                      Share                   Share
                      Amount   % of Class     Amount   % of Class
                      ------          (1)     ------         (1)
Michael Bozic         12,357        -           -          -
James B. Bruhn        25,518(3)     *          784         *
Richard R. Burt        1,234(2)     -           -          -
Craig T. Costello     30,171(3)     *          597         *
Robert J.D'Anniballe,   -           -           -          -
  Jr.
Earl E. Davis         26,678(3)     *          434         *
Mark G. Glyptis        2,265        *          305         *
Phillip A. Karber       -           -           -          -
Joseph J. Nowak        1,000        -           -          -
Robert S. Reitman     14,266(2)     -           -          -
Richard K. Riederer   94,774(3)     *          808         *
David L. Robertson    21,300(3)     *           -          -
Richard F. Schubert    1,300        *           -          -
Thomas R. Sturges     27,211(2)     *           -          -
David I.J. Wang       48,275(2)     *           -          -
Ronald C. Whitaker    14,154(2)     *           -          -
All directors and    419,974(4)     *        5,344         *
 executives as
 a group (22 persons)

(1) An asterisk in this column indicates ownership of less than 1%.
(2)  Includes 1,234, 14,266, 19,827, 38,275 and 12,154 shares credited to the accounts of Messrs. Burt, Reitman, Sturges, Wang and Whitaker, respectively, under the Deferred Compensation Plan for Directors, over which shares the named individuals do not exercise voting and/or investment power until distribution.
(3)  Includes shares subject to options currently exercisable:
     Messrs. Bruhn 11,666, Costello 11,666, Davis 4,666, Riederer 59,999, and Robertson 11,000.
(4) Includes 122,661 shares subject to options currently exercisable.



                    EXECUTIVE COMPENSATION

         The following table sets forth information for each of the Company's last three fiscal years, summarizing the compensation paid to the Company's Chief Executive Officer during 1996 and each of the Company's next four most highly compensated executive officers (collectively, the "Named Executive Officers") who were serving as such at the end of the Company's last completed fiscal year.

[TO BE UPDATED IN DEFINITIVE PROXY MATERIALS]





                   1996 STOCK OPTION GRANTS

         The following table sets forth information about options granted during 1996 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted to any of the Named
Executive Officers.

               Options/SAR Grants in last fiscal year

          Individual Grants
------------------------------------------------------------------------
Name           Number of      % of  Exercise   Expira-    Grant Date Present
               Options       Total    Price     tion      value
               Granted in  Options     per      Date
                 1996      Granted    share
                 (1)     to employees  (2)                   (3)
---------------------------------------------------------------------------
R.K. Riederer     -           -         -         -            -
J.B. Bruhn        -                     -         -            -
C.T. Costello     -           -         -         -            -
D.L. Robertson  33,000      50.8%    $2.50     10/31/2006  $58,410
E.E. Davis        -           -         -         -            -
---------------------------------------------------------------------------

(1) Options for 33,000 shares granted to Mr. Robertson on October 1, 1996 became exercisable in three equal annual installments commencing with October 1, 1996.

(2) The exercise price was determined using the average of the high and low selling price of the Company's Common Stock on the date of the grant, in accordance with the terms of the Company's
1987 Stock Option Plan.


(3) The Company used the Black-Scholes Option Valuation Model to determine the grant date present value of the options. The Company does not advocate or necessarily agree that the Black-Scholes Model properly reflects the value of an option. The assumptions used in calculating the option value are as follows: A risk-free interest rate of 6.6% for those options granted on October 1, 1996, the rate applicable to a ten-year treasury security at the time of the award; a dividend yield of 0%, the yield at the conclusion of the most recently completed fiscal year; volatility of 0.509, calculated using daily stock returns for the twelve-month period preceding the option award; a stock price at date of grant of $2.50; and a ten-year term. No adjustments were made for forfeitures or vesting restrictions on exercise. The value of an option on the Company's Common Stock under the Black-Scholes model valuation applying the preceding assumptions was $1.77.


Option Exercises/Outstanding Options and Year-End Values

         The following table sets forth information regarding the exercise of stock options during 1996 and the unexercised options held as of the end of the 1996 fiscal year by the Named Executive Officers. No options/SARs were exercised by any of the Named Executive Officers.

         Aggregated Options/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values
                                                           Total
                                            Number of      Value of Shares
                                            Unexercised    Unexercised
                                            Options/SARS   In-the-Money
                                            at Fiscal      Options/SARS
                                            Year end       at Fiscal Year-
                                              (#)             End ($)
--------------------------------------------------------------------------
Name           No. of Shares  Total Value    Exercisable/    Exercisable/
               Underlying     Realized       Unexercisable   Unexercisable
               Options/SARS     ($)               (1)            (2)
               Exercised
-------------------------------------------------------------------------
R.K.Riederer    -             -             30,000/90,000       -0-/-0-
J.B. Bruhn      -             -             11,666/23,334       -0-/-0-
C.T.Costello    -             -             11,666/23,334       -0-/-0-
D.L.Robertson   -             -             11,000/22,000    $11,000/22,000
E.E. Davis      -             -              4,666/ 9,334       -0-/-0-
----------------------------------------------------------------------

(1) Options were granted to Mr. Riederer on the commencement of his employment with the Company in 1989; the options are currently exercisable at a price of $8.33 per share.

(2) The "Value of Unexercised In-the-Money Options at Fiscal Year-End" is equal to the difference between the closing price ($3.50 per share) of the Company's Common Stock on the New York Stock Exchange on its last closing day in 1996 (December 31, 1996) and the exercise price ($2.50 for the shares granted in 1996, $8.88 and $4.375 for the shares granted in 1995, $8.69 for the shares granted in 1994 and $8.33 for previously granted shares), times the number of shares underlying the options.


         EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVES

         Mr. Riederer, President, Chief Executive Officer and Chief Operating Officer and a director, has an employment agreement with the Company providing a base salary of $375,000. The agreement also provides for supplemental disability income and supplemental life insurance. The agreement may be terminated by the Company or by the employee. For a further description of the employment agreement of Mr. Riederer, see "Management Development and Compensation Committee Report on Executive Compensation", herein.

         Messrs. Bruhn, Costello, Davis and Robertson have employment agreements with the Company which require the Company to pay 18 months compensation if such agreements are terminated by the Company without cause as follows: 12 months in one lump sum payable within 10 days following termination and six months in six monthly installments beginning in the 13th month following termination.



                                  PENSION PLAN

[TO BE UPDATED IN DEFINITIVE PROXY MATERIALS]








            DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS


         Stockholders' proposals to be included in the Company's proxy statement for the 1998 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 400
Three Springs Drive, Weirton, West Virginia 26062 no later than
December 31, 1997.

         Suggestions for nominees for Independent Directors may be made, not less than sixty (60) days prior to the Annual or Special Meeting at which an election for directors is to occur, by any stockholder in writing addressed to the Nominating Committee, in care of the Secretary of the Company.
                                           By Order of the Board of
                                           Directors,

                                           ________________________

                                           Richard K. Riederer,
                                           President and Chief
                                           Executive Officer
Weirton, West Virginia
April __, 1997

CONFORMED COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO THE DIRECTOR OF INVESTOR RELATIONS, WEIRTON STEEL CORPORATION, 400 THREE SPRINGS DRIVE, WEIRTON, WV 26062.


                                             PRELIMINARY
(front)
PROXY            WEIRTON STEEL CORPORATION            COMMON STOCK
        Annual Meeting of Stockholders, May 21, 1997
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of WEIRTON STEEL CORPORATION hereby appoints Richard R. Burt, Richard K. Riederer and William R. Kiefer, and each or any one of them, as the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution and resubstitution for and in the name of the undersigned, to vote as set forth below all shares of Common Stock, par value $.01 per share, of WEIRTON STEEL CORPORATION which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1997 at the St. John Arena, 3151 Johnson Road, Steubenville, Ohio, and at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

(back)
I.  DIRECTORS:  Class I: Michael Bozic, Richard R. Burt, Richard K.
                         Riederer and Thomas R. Sturges.

[  ] FOR all persons listed above     [  ] WITHHOLD AUTHORITY
          (except as specified)             to vote for all persons



Instruction: To withhold authority to vote for any person, write the name of such person on the line above.

II.  AUDITORS
     Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending
     December 31, 1997.

[  ] FOR      [  ] AGAINST     [  ] ABSTAIN

III. PROPOSAL
     To amend Article FIFTH of the Company's Restated Certificate of Incorporation to change the qualification requirements for service as a director.

[  ] FOR       [  ] AGAINST    [  ] ABSTAIN

IV.  OTHER MATTERS
     Considering and acting upon any other matters which may properly come before the meeting or any adjournment thereof.

     If this card is properly executed and dated, shares will be voted in the manner directed herein by the undersigned.
     If no direction is specified, all shares covered by this proxy will be voted FOR Proposal I, Proposal II, and Proposal III.

                       Sign exactly as name(s) appear hereon.
Important:
                       When signing as attorney, executor,
        administrator, trustee,
                       guardian, or corporate officer, please give your full title as such. For joint accounts, all co-owners must sign.

                       Signature: X
                                  X
                                    Date


Please mark, sign, date and mail this proxy in the provided.


                                            PRELIMINARY
(front)
PROXY       WEIRTON STEEL CORPORATION         PREFERRED STOCK
        Annual Meeting of Stockholders, May 21, 1997
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of WEIRTON STEEL CORPORATION hereby appoints Richard R. Burt, Richard K. Riederer and William R. Kiefer, and each or any one of them, as the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution and resubstitution for and in the name of the undersigned, to vote as set forth below all shares of Convertible Voting Preferred Stock, Series A, par value $.10 per share, of WEIRTON STEEL CORPORATION which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1997 at the St. John Arena, 3151 Johnson Road, Steubenville, Ohio, and at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.


(back)
I.  DIRECTORS:  Class I: Michael Bozic, Richard R. Burt, Richard K.
                         Riederer and Thomas R. Sturges.

[  ] FOR all persons listed above     [  ] WITHHOLD AUTHORITY
     (except as specified)             to vote for all persons


Instruction:  To withhold authority to vote for any person, write the name of such person on the line above.

II.  AUDITORS
     Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending
     December 31, 1997.

[  ] FOR      [  ] AGAINST     [  ] ABSTAIN

III. PROPOSAL
     To amend Article FIFTH of the Company's Restated Certificate of Incorporation to change the qualification requirements for service as a director.

[  ] FOR      [  ] AGAINST     [  ] ABSTAIN

IV.  OTHER MATTERS
     Considering and acting upon any other matters which may properly come before the meeting or any adjournment thereof.

     If this card is properly executed and dated, shares will be voted in the manner directed herein by the undersigned.
     If no direction is specified, all shares covered by this proxy will be voted FOR Proposal I, Proposal II, and Proposal III.

                       Sign exactly as name(s) appear hereon.
Important:
                       When signing as attorney, executor,
                       administrator, trustee,
                       guardian, or corporate officer, please give your full title as such. For joint accounts, all co-owners must sign.

                       Signature: X
                                  X
                                    Date


Please mark, sign, date and mail this proxy in the envelope provided.